Exhibit 99.1

Banc of California To Consolidate Its Office of Finance

IRVINE, Calif., (September 20, 2016) – Banc of California, Inc. (NYSE: BANC), announced today it is consolidating its Office of Finance organization under J. Francisco A. Turner and Brian Kuelbs.

Mr. Turner, Chief Strategy Officer for Banc of California, who has current responsibility for strategic planning, development of the annual operating plan, corporate financial planning, budgeting, mergers and acquisitions, investor relations and capital offerings, will assume shared responsibilities for accounting, tax, financial policy and reporting alongside James McKinney, the Company’s Chief Financial Officer, effective upon Mr. McKinney’s sixty day notice of resignation submitted on September 19, 2016. During this 60-day period, Mr. Turner and Mr. McKinney will serve as co-Principal Financial Officers.

Brian Kuelbs, Chief Investment Officer for Banc of California, will maintain direct responsibility for the Company’s enterprise level capital allocation strategy and execution, including corporate treasury, balance sheet management, secondary marketing, and capital markets.

“We are pleased to be able to consolidate the Office of Finance under the strong leadership of Francisco Turner and Brian Kuelbs,” said Steven Sugarman, Chairman and Chief Executive Officer of Banc of California. “Fran has distinguished himself over this tenure with the Company by leading our M&A, capital offerings and strategic planning activities. Under his leadership, Banc of California has successfully transformed its balance sheet to a strong commercial banking franchise driven by recurring spread income. Meanwhile, Brian has built a dominant securities, treasury and capital markets team that has increased the level and predictability of the bank’s earnings, strengthened the bank’s liquidity and meaningfully contributed to the quality and rigor of our analytics.”

About Banc of California, Inc.

Banc of California, Inc. (NYSE: BANC) provides comprehensive banking services to California’s diverse businesses, entrepreneurs and communities. Banc of California operates over 100 offices in California and the West.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

INVESTOR RELATIONS INQUIRIES:	MEDIA INQUIRIES:
Banc of California, Inc.	Vectis Strategies
Timothy Sedabres, (855) 361-2262	David Herbst, (213) 973-4113 x101

18500 Von Karman Ave. • Suite 1100 • Irvine, CA 92612 • (949) 236-5250 • www.bancofcal.com